Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Laramie Energy, LLC dated March 9, 2018, appearing in the Annual Report on Form 10-K of Par Pacific Holdings, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

May 18, 2018